Exhibit 99.1

                Camden National Corporation Announces
           Nine-Month Earnings Per Share Increase of 8.42%

    CAMDEN, Maine--(BUSINESS WIRE)--Oct. 25, 2005--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (the "Company") (AMEX: CAC), today announced net income per diluted share of $2.06 for the first nine months of 2005 compared to $1.90 per diluted share earned during the first nine months of 2004. Net income for the nine-month period ended September 30, 2005 was $15.8 million, an increase of 7.22% from the same period a year ago. These results translated into a return on average equity of 16.89% and a return on average assets of 1.35% for the nine months ended September 30, 2005, compared to 16.23% and 1.43%, respectively, for the same nine-month period in 2004.
    "Camden National continues to perform admirably during times that are punctuated by uneven economic conditions and an interest rate environment that is relatively unfriendly towards the banking industry," stated Daigle.
    For the quarter ended September 30, 2005, earnings per diluted share increased 5.88% to $0.72, compared to $0.68 per diluted share during the third quarter of 2004. Net income for the recently completed quarter was $5.5 million versus the $5.3 million earned during the same period a year ago.
    The Company's total assets at September 30, 2005 were $1.7 billion, an increase of 15.72% over total assets of $1.4 billion at September 30, 2004. Net loans at September 30, 2005 were $1.2 billion, up 11.52% over the $1.0 billion in net loans at September 30, 2004. Total deposits of $1.1 billion at September 30, 2005 were up 13.68% over the same period a year ago.
    Net interest income of $14.2 million for the third quarter of 2005 was up $2.2 million, or 18.43%, compared to the same period a year ago primarily due to an increase in earning assets. Daigle noted that managing net interest income with a flattening yield curve has resulted in an increase in the investment portfolio that not only is providing current income, but will provide cash flow protection in the event of a return to a more traditional slope in the curve.
    Non-interest income amounted to $2.6 million for the quarter ended September 30, 2005, down slightly from $2.7 million for the same quarter a year ago. Non-interest expense for the third quarter of 2005 was $8.4 million, an increase of $605,000, or 7.77%, over the prior year quarter. Although non-interest expense increased, the Company's efficiency ratio (non-interest expense/net interest income and non-interest income) for the quarter ended September 30, 2005 improved to 49.78%, compared to 52.85% during the third quarter of 2004.
    The Company reported earlier that the Board of Directors approved a dividend of $0.20 per share, payable on October 31, 2005 for shareholders of record on October 14, 2005.
    Daigle concluded his remarks noting, "As we enter the fourth quarter of 2005, we continue to produce quality financial results without losing focus on the challenging business environment and our goal of creating long-term sustainable growth."
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.
    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                     Camden National Corporation
                (In thousands, except per share data)

                             September 30, September 30, December 31,
                                 2005          2004          2004
                             ------------- ------------- -------------
Balance Sheet Data
Assets                         $1,655,611    $1,430,708    $1,489,865
Loans                           1,163,524     1,043,294     1,069,294
Allowance for Loan Losses          13,828        13,651        13,641
Investments                       388,623       290,389       323,998
Deposits                        1,129,564       993,597     1,014,601
Borrowings                        383,391       301,838       336,820
Shareholders' Equity              129,442       124,550       126,405

Tier 1 Leverage Capital
 Ratio                               7.50%         8.00%         8.06%
Tier 1 Risk-based Capital
 Ratio                              10.78%        11.41%        11.28%
Total Risk-based Capital
 Ratio                              12.04%        12.66%        12.54%

Allowance for loan and lease
 losses to total loans               1.19%         1.31%         1.28%
Non-performing loans to
 total loans                         0.53%         0.76%         0.60%
Return on Average Equity            16.89%        16.23%        15.97%


                            Three Months Ended       Year To Date
                           9/30/2005  9/30/2004  9/30/2005  9/30/2004
                           ---------- ---------- ---------- ----------
Income Statement Data
Interest Income              $23,425    $18,038    $65,190    $53,842
Interest Expense               9,214      6,039     24,613     17,654
                           ---------- ---------- ---------- ----------
Net Interest Income           14,211     11,999     40,577     36,188
Provision for Loan and
 Lease Losses                    345       (850)       920       (685)
                           ---------- ---------- ---------- ----------
Net Interest Income after
 Provision for Loan and
 Lease Losses                 13,866     12,849     39,657     36,873
Non-interest Income            2,641      2,729      7,731      8,630
Non-interest Expense           8,389      7,784     24,134     23,547
                           ---------- ---------- ---------- ----------
Income before Income Taxes     8,118      7,794     23,254     21,956
Income Taxes                   2,626      2,538      7,465      7,230
                           ---------- ---------- ---------- ----------
Net Income                    $5,492     $5,256    $15,789    $14,726
                           ========== ========== ========== ==========

Efficiency ratio               49.78%     52.85%     49.96%     52.54%

Per Share Data
Net income per share           $0.72      $0.68      $2.07      $1.91
Net income per diluted
 share                         $0.72      $0.68      $2.06      $1.90
Weighted average shares
 outstanding               7,591,939  7,656,939  7,616,815  7,701,805

    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com